BILL OF SALE

This Bill of Sale made on this 19th day of December, 2012, by and between Lowell T. Cage, as the chapter 7 Trustee for Power3 Medical Products, Inc. ("Seller"), appointed on March 15, 2012, in the chapter 7 case entitled, In Re: Power3 Medical Products, Inc. (the "Debtor") pending in the United States Bankruptcy Court for the Southern District of Texas Houston Division (the "Bankruptcy Court"), Case No. 12-32024-H3-7, and Amarantus Biosciences, Inc. ("Buyer") in exchange for consideration of $40,000 plus the retention by the Debtor's estate of the Buyer's stock, as more particularly set forth in the Trustee's Motion for Authority to Sell Intellectual Property Free and Clear of Liens, Claims and Encumbrances filed in the Bankruptcy Court on November 2, 2012, the receipt of which funds are hereby acknowledged, hereby do grant, transfer and deliver to Buyer, the Debtor's estate's interest in the intellectual property more specifically listed on Exhibits "A" and "B" (the "Intellectual Property") to the attached Order Authorizing Sale of Intellectual Property Free and Clear of Liens, Claims and Encumbrances dated December 17, 2012 (the "Order").

Pursuant to the Order, Buyer shall have the full rights, title and interest that were previously held by the Debtor's estate to the Intellectual Property.

Dated: December 19th, 2012

LT Cage Trustee

LOWELL T. Cage, as chapter 7 Trustee for
Power3 Medical Products, Inc.

Amarantus Biosciences, Inc.

By: